EXHIBIT 3


                                CSW CREDIT, INC.
                                EARNINGS COVERAGE
                           (thousands, except ratios)

                                             1998

                               JANUARY      FEBRUARY       MARCH

Net Income                       $942         $833         $773
Income Taxes                      494          435          403
Tax benefit of parent
  company loss                   (24)         (25)         (25)
Interest Expense                3,322        2,826        2,736
                            ---------     --------     --------

                               $4,734       $4,069       $3,887
                            =========     ========     ========



Interest Expense               $3,322       $2,826       $2,736



Ratio of Earnings
  to Fixed Charges               1.43         1.44         1.42





                                CAPITAL STRUCTURE
                                 MARCH 31, 1998
                                   (thousands)



Short-term Debt                        $556,055       92%
Common Equity                            45,305        8%
                                      ---------     -----

                   Total               $601,360      100%
                                      =========     =====